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                            EXHIBIT 10c(I)
             AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Agreement is made as of November 16, 1999 (the "Effective
Date") by and between Paul R. Kuhn ("I" , "me", or "my") and Kaman Corporation ("Kaman" or "the Company").

                           WITNESSETH:

WHEREAS, the Company and I have executed an employment agreement dated August 2, 1999; and

WHEREAS, the parties now desire to amend and restate that agreement in its entirety;

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, the Company and I agree as follows:

I. (a) I will abide by all of Kaman's rules and regulations now or hereafter established and agree that the posting of any such rules or regulations on the bulletin boards of the various departments and/or as listed in any employee handbooks will constitute personal notice thereof to me. I understand that no statements made in any such publications or elsewhere shall operate to change the terms and conditions of my employment as described in this Agreement.

        (b) I understand and agree that I may become aware of certain secret and/or confidential information during the course of my employment and such information includes, but is not limited to, that pertaining to methods, processes, designs, equipment, catalogues, computer disks, customer lists, inventions, sales and operating procedures. I agree that all tangible confidential information such as computer disks, reports, customer lists, etc.
are the sole property of Kaman and I agree that upon termination of employment with Kaman, I will return, on demand, any and all confidential information in my possession. During and after my employment, I will disclose to Kaman and will not divulge or appropriate to my own use or to the use of others, including any other employer, any such confidential information or knowledge obtained by me during such employment, whether in tangible or intangible form, including, but not limited to data, plans, decisions, methods, processes, designs, equipment, catalogues, customer lists, inventions, and sales and operating procedures.

        (c) Recognizing that, by virtue of my employment, I may learn information, not generally available, concerning business methods, customer lists or other trade secrets, I agree that during my employment I will not, directly or indirectly, become connected with, promote the interest of, or engage in any other business or

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activity competing with the business to which my employment relates within the geographical area in which the business of the Company is conducted. I further agree that if any court or arbitrator should find this covenant and agreement against competition not to be reasonable as to the scope of prohibited activities, then such portion of this covenant and agreement held to be unreasonable shall be regarded as severable and stricken from this Agreement, and such covenant and agreement shall be of full force and effect for the activities which are determined not to be unreasonable.

        (d) I will treat as for Kaman's sole benefit, and fully and promptly disclose and assign to Kaman without additional compensation, all ideas, discoveries, inventions and improvements, patentable or not, which, while I am employed, are made, conceived or reduced to practice by me, alone or with others, during or after usual working hours either on or off my job, and which are related directly or indirectly to Kaman's business or interest or which result from tasks assigned to me by Kaman.

        (e) I agree, at Kaman's expense, at any time during or after my employment, to sign all papers and do such other acts reasonably required of me to protect Kaman's rights to said ideas, discoveries, inventions and improvements, including applying for, obtaining and enforcing patents on said discoveries, inventions, improvements in any and all countries.

        (f) I represent that there are no agreements, understandings or legal requirements applicable to me which prohibit the execution of this Agreement or prohibit or otherwise limit the performance of my obligations hereunder or my duties as an employee of the Company nor will the execution of this Agreement and the performance of my obligations or duties result in a conflict of interest between me and any other party.


II. I understand that, as an employee of Kaman, I owe a duty of loyalty to Kaman. As part of this duty of loyalty, I will:

        (a) avoid personal investment, interests or associations which might interfere with the independent exercise of my judgment on business related matters;

        (b) not, directly or through a member of my immediate family or otherwise, accept any gratuitous payment, loan, service, or other consideration of value from any party doing or seeking to do business with Kaman;

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        (c) fully disclose all facts concerning services that I, or any other person of whom I have knowledge, may have rendered to any party competing, dealing, or seeking to deal with Kaman, if it is required to determine if a conflict of interest exists; and

        (d) not buy or sell Kaman Corporation stock if I have information about Kaman Corporation or any of its subsidiaries that is not already available to the public nor will I tell other people about any information of that kind. I understand and acknowledge that Kaman's policies prohibit such behavior and in many cases, it will be in violation of the securities laws.


III. I understand and agree that my employment with Kaman is an "at will" relationship and such employment and compensation can be terminated, with or without cause, and with or without notice, at any time, at the option of Kaman or me. I understand that this Agreement can be changed only by a written document signed by me and the President or other designated officer of Kaman. No application, brochure, policy statement, procedure, benefit plan, summary, work rules, employee handbook, or any other written or oral communication between the Company and its employees is intended to create an employment contract. I understand and agree that as a condition of my "at will" employment, if any disputes arise out of my termination of employment with the Company that I will first seek to resolve all such disputes by engaging in good faith discussions with appropriate managerial personnel of the Company.


IV. (a) I understand that if my employment ends under any circumstances (other than due to my willful refusal to perform proper responsibilities of my position or a violation of law on my part) after my Date of Hire (being August 2, 1999) and the Change in Control Agreement dated August 2, 1999, as amended, between Kaman and me is not applicable, that on my last day of employment (the "Termination Date"), the Company will provide me with:

               1) a lump sum cash payment equal to two (2) times my then current base annual salary rate (which rate cannot be less than the salary rate for the most recently completed calendar year prior to the Termination Date or the salary rate in effect as of the Effective Date, whichever is higher);

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               2)  a lump sum cash payment equal to two (2) times my
most recent cash bonus payment; and the bonus for which I am eligible due to my employment during the calendar year in which the Termination Date occurs, with such bonus to be pro rated and calculated in accordance with the Kaman Corporation Cash Bonus
Plan;

               3)   i.  if my employment ends within less than one
(1) year from my Date of Hire, vesting of the stock option award and stock appreciation rights (payable only in cash) award approved by the Company's Board of Directors on July 20, 1999, in an amount equal to twenty percent (20%) of each such award, exercisable in accordance with the terms of the company's 1993 Stock Incentive
Plan together with a lapsing of the restrictions on the restricted stock award approved by the Board of Directors on July 20, 1999, in an amount equal to twenty percent (20%) of such award; and

                   ii. if my employment ends within two (2) years from my Date of Hire and subsection IV(a)(3)(i) is not applicable, vesting of the stock option award and stock appreciation rights (payable only in cash) award approved by the Company's Board of Directors on July 20, 1999, in an amount equal to forty percent (40%) of each such award, exercisable in accordance with the terms of the company's 1993 Stock Incentive Plan together with a lapsing of the restrictions on the restricted stock award approved by the Board of Directors on July 20, 1999, in an amount equal to forty percent (40%) of such award;

               4) if my employment ends within two (2) years from my Date of Hire, vesting credit under the Supplemental Employees Retirement Plan (SERP) to achieve a total of eight (8) years of Continuous and Credited Service (as defined in the Kaman
Corporation Employees' Pension Plan (the "Plan") to which the SERP is supplemental) at that date which would have been my normal retirement date (generally, attainment of age 65) had my employment not ended. I understand that my benefit from the plan will be due and payable at that normal retirement date;

               5) my Company automobile. The book value then attributed to it by the leasing company will be considered a fringe benefit income and that amount will be subject to tax during the calendar year in which the Termination Date occurs;

               6) reimbursement for COBRA premium payments for applicable group medical/dental benefits until I accept employment elsewhere, but in any event for not more than eighteen (18) months; and

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               7) premium payments for one (1) year with regard to
the Mass Mutual group universal life insurance policy issued in my name.

        (b) In the event that the items described in Section IV (a) are provided to me pursuant to this Agreement, I agree that for a period of two (2) years following the Termination Date, I will not, directly or indirectly, become connected with, promote the interest of, or engage in any other business or activity competing with the business of the Company within the geographical area in which the business of the Company is conducted.

        (c) Unless required otherwise by law or government regulation, the parties will maintain the terms and conditions of this Agreement in confidence.

V. This Agreement supersedes any previous agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which may exist between the parties, except that both parties acknowledge the validity of that certain Change in Control Agreement dated August 2, 1999, as amended, between the parties. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Connecticut. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which I have agreed.

In Witness Whereof, the parties have executed, or caused this Agreement to be executed, on his or its behalf.



                                      /s/ Paul R. Kuhn
                                      Signature of Employee



                                      Date 1/27/00

                                      Paul R. Kuhn
                                      Employee's Typed Name



Acknowledged and Agreed this 27th day of Jan. 2000.

Kaman Corporation


/s/    Robert M. Garneau
Its    Executive Vice President and CFO

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